EXHIBIT 99.1

For further information contact
Ronald Anderson, President and CEO
(610) 644-9400
Release Date: July 29, 2010 For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER OF FISCAL 2010

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced net income for the three months ended June 30, 2010 of $287,000, or $0.05 per share, compared to net income of $154,000, or $0.03 per share, for the three months ended June 30, 2009.  Additionally, the Company reported a net loss of $926,000, or $0.16 per share, for the nine months ended June 30, 2010 compared to net income of $1.0 million, or $0.18 per share, for the nine months ended June 30, 2009.

The Company’s net interest income for the three and nine months ended June 30, 2010 was $5.0 million and $14.6 million, respectively, an increase of $1.1 million and $2.8 million, respectively, from the three and nine months ended June 30, 2009. The Company's net interest rate spread of 2.89% and net interest margin of 3.06% for the three months ended June 30, 2010 increased when compared to a net interest rate spread of 2.04% and a net interest margin of 2.36% for the third quarter of fiscal 2009.  Similarly, the Company's net interest rate spread of 2.81% and net interest margin of 3.00% for the first nine months of fiscal 2010 increased when compared to a net interest rate spread of 2.12% and a net interest margin of 2.44% for the first nine months of fiscal 2009.

The Company’s interest and dividend income decreased by $341,000 in the three month period ended June 30, 2010 compared to the three month period ended June 30, 2009.  Interest income decreased in the three months ended June 30, 2010 over the prior comparable period in fiscal 2009 due primarily to declining yields on loans and investment securities as well as a lower average balance of loans in the fiscal 2010 quarter.  During the third quarter of fiscal 2010 compared to the third quarter of fiscal 2009, the average yield on the Company’s loan portfolio decreased by four basis points to 5.52% from 5.56%. The average balance of loans receivable decreased by $20.0 million, or 3.3%, in the third quarter of fiscal 2010 compared to the third quarter of fiscal 2009, as a result of a temporary decline in general market demand as indicated in decreases in the Company's one-to four-family residential and multi-family mortgage loans and consumer second mortgage loans.  The average yield on investment securities decreased to 2.92% for the three months ended June 30, 2010 from 3.19% for the same period in fiscal 2009 while the average balance of investment securities increased by $6.5 million during the three months ended June 30, 2010 compared to the comparable prior fiscal year period.

The Company’s interest and dividend income decreased by $863,000 in the nine month period ended June 30, 2010 compared to the nine month period ended June 30, 2009.  As with the results for the third quarter, interest income decreased in the first nine months of fiscal 2010 over the prior comparable period in fiscal 2009 due primarily to declining yields on loans and investment securities.  During the first nine months of fiscal 2010 compared to the first nine months of fiscal 2009, the average yield on the Company’s loan portfolio decreased by 13 basis points to 5.52% from 5.65%.  However, the average balance of loans receivable decreased by $6.3 million, or 1.1%, in the first nine months of fiscal 2010 compared to the first nine month of fiscal 2009, primarily as a result of decreases in the Company's one-to four-family residential and multi-family mortgage loans and consumer second mortgage loans.  The average yield on investment securities decreased to 3.10% for the nine months ended June 30, 2010 from 3.41% for the same period ended 2009. The average balance of investment securities increased by $6.0 million during the nine months ended June 30, 2010 compared to the comparable prior fiscal year period.

The Company’s interest expense for the three month period ended June 30, 2010 was $3.2 million, a decrease of $1.5 million from the three month period ended June 30, 2009. There was a $983,000 decrease in interest expense on deposits and a $469,000 decrease in interest paid on FHLB borrowings during the third quarter of fiscal 2010 compared to the third quarter of fiscal 2009.  The average rate paid on deposits decreased to 1.84% for the third quarter of fiscal 2010 from 2.76% for the third quarter of fiscal 2009, and the average rate paid on borrowed funds decreased to 4.32% in the third quarter of fiscal 2010 compared to 4.92% in the third quarter of fiscal 2009 due primarily to the repayment of approximately $10.0 million in relatively higher-costing long-term FHLB borrowings.  During the three remaining months of fiscal 2010, an additional $15.0 million of our FHLB advances, with a weighted average interest rate of 5.87%, are scheduled to mature.

The Company’s interest expense for the nine month period ended June 30, 2010 was $10.6 million, a decrease of $3.7 million from the nine month period ended June 30, 2009 due to a $2.6 million decrease in interest expense on deposits and a $1.0 million decrease in interest on FHLB borrowings. The average rate paid on deposits decreased to 2.02% for the first nine months of fiscal 2010 from 2.92% for the first nine months of fiscal 2009 and the average rate paid on borrowed funds decreased to 4.47% in the first nine months of fiscal 2010 compared to 4.89% in the first nine months of fiscal 2009, again, primarily due to the repayment of approximately $30.0 million in relatively higher-costing long-term FHLB borrowings.

The Company recorded provisions for loan losses of $1.1 million for the quarter ended June 30, 2010 and $5.6 million for the nine months ended June 30, 2010. Our provision for loan losses amounted to $310,000 for the three months ended June 30, 2009 and $1.2 million for the nine months ended June 30, 2009.  The $740,000 increase in our provision for loan losses for the quarter ended June 30, 2010 compared to the third quarter of fiscal 2009 was due primarily to additional loans being placed on classified and impaired status based on the Company’s internal review and classification process during the period. The amount of non-accruing loans increased from $10.4 million as of June 30, 2009 to $23.7 million at June 30, 2010. The Company also increased the coverage amounts for certain commercial real estate and consumer mortgage loans during fiscal 2010, based on its review of loss experience and other factors. The Company’s net charge-offs to the allowance for loan losses amounted to $165,000 and $2.2 million, respectively, for the three-months and nine-months ended June 30, 2010.  At June 30, 2010, the Company’s total non-accrual loans amounted to $23.7 million, or 4.13% of total loans, compared to $25.4 million of non-accrual loans, or 4.36% of total loans, at March 31, 2010.  On a linked-quarter basis, total non-accruing loans decreased by $1.7 million, or 6.6%, to $23.7 million at June 30, 2010 compared to March 31, 2010, due primarily to a $1.3 million decrease in non-accrual single-family residential mortgage loans and a $1.2 million decrease in non-accrual construction and development loans, which was partially offset by a $700,000 increase in non-accrual commercial real estate loans and a $500,000 increase in non-accrual second mortgages loans.

The Company's other, or non-interest, income decreased by $243,000 to $319,000 for the three months ended June 30, 2010 over the comparable prior fiscal year period.  The decrease was due to a $107,000 decrease in service charges and other fees and a $156,000 aggregate net loss reported on the sale of five single-family other real estate owned properties with an aggregate carrying value of $317,000, located in Norristown, Pennsylvania. These decreases were partially offset by a $4,000 increase in on bank owned life insurance.

The Company's other, or non-interest, income decreased by $124,000 to $1.5 million for the nine months ended June 30, 2010 over the comparable prior fiscal year period.  The decrease in other income during the nine month period was due primarily to the above-described $156,000 net loss on the sale of other real estate owned and a $37,000 decrease in the net gain on sale of investments and disposal of fixed assets. These decreases were partially offset by $23,000 increase in service charges and other fees and a $45,000 increase in earnings on bank owned life insurance.

Other, or non-interest, expense of the Company decreased by $110,000 in the quarter ended June 30, 2010 over the comparable prior fiscal year period. The decrease in other operating expenses in the third quarter of fiscal 2010 compared to the third quarter of fiscal 2009 was due primarily to a $187,000 decrease in FDIC insurance premiums, reflecting the impact of a special assessment by the FDIC on all insured institutions during the quarter ended June 30, 2009. This decrease was partially offset by a $107,000 increase in data processing costs, reflecting costs associated with a change of the Company’s core processor in April 2010.  For the third quarter of fiscal 2010, the Company had an income tax expense of $77,000 compared to an income tax benefit of $28,000 for the third quarter of fiscal 2009.

Other, or non-interest, expense of the Company increased by $1.4 million for the nine ended June 30, 2010 over the comparable prior fiscal year period. The increase in other expense in the nine months ended June 30, 2010 was due primarily to an $804,000 increase in other real estate owned expense, as well as a $298,000 increase in data processing costs, as well as increased salary and benefits, advertising, and professional fees, which were partially offset by reductions in occupancy expenses and other operating expenses.  Additionally, other expense reflects a $512,000 increase in federal deposit insurance premiums during the first nine months of fiscal 2010, due primarily to the absence of a premium credit which was available during the first nine months of fiscal 2009 and an increase in assessment rates implemented in February 2009.  For the first nine months of fiscal 2010, the Company had an income tax benefit of $878,000 compared to income tax expense of $321,000 for the first nine months of fiscal 2009.

The Company’s total assets amounted to $695.3 million at June 30, 2010 compared to $691.6 million at September 30, 2009.  The primary reason for the increase in assets during the first nine months of fiscal 2010 was an increase in cash and cash equivalents of $22.2 million at June 30, 2010 compared to September 30, 2009. Total deposits increased $34.4 million, or 6.66%, to $550.9 million at June 30, 2010 compared to September 30, 2009.  Investment securities increased by $2.0 million, or 6.15%, at June 30, 2010 compared to September 30, 2009.  The Company’s total real estate owned (“REO”) amounted to $5.9 million at June 30, 2010 and September 30, 2009.  During the nine months-ended June 30, 2010 the activity in REO included $2.3 million in additions, $1.4 million in sales and $865,000 in reductions in fair value, which reductions in fair value were reflected in other real estate owned expense for the first nine months of fiscal year 2010. The $2.3 million in additions in REO included one local single-family residence with a carrying value of $1.0 million at June 30, 2010, a two-unit multi-family residential property located in Pottstown, Pennsylvania with a carrying value of $147,000 at June 30, 2010, and five local single-family residential properties located in Chester and Montgomery Counties totaling $1.2 million at such date. At June 30, 2010, we had $13.4 million of loans classified as troubled debt restructurings (“TDRs”). During the quarter ended June 30, 2010 two relationships in the amount of $395,000, which included one one-to four-family loan in the amount of $124,000 and two commercial real estate loans in the aggregate amount of $271,000, were restructured and are deemed TDRs at June 30, 2010.

Shareholders’ equity decreased by $1.4 million to $68.4 million at June 30, 2010 compared to $69.8 million at September 30, 2009 primarily due to a decrease in retained earnings and an aggregate of $458,000 in repurchases of stock during first nine months of fiscal 2010.  We repurchased a total of 50,000 shares under our share repurchase program that was announced on May 7, 2009 and which terminated on May 7, 2010.  Retained earnings decreased by $1.2 million to $45.1 million for the first nine months of fiscal 2010 as a result of the $926,000 net loss and a $245,000 payment in cash dividends during the same period.

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (Unaudited)

	At June 30, 2010	At September 30, 2009
	(Dollars in Thousands)

Selected Financial Condition Data:
Total assets	$695,333	$691,639
Loans receivable, net	569,172	593,565
Securities held to maturity	4,748	4,842
Securities available for sale	29,155	27,098
FHLB borrowings	70,933	99,621
Deposits	550,909	516,511
Shareholders’ equity	68,432	69,842
Total liabilities	626,901	621,796
Allowance for loan losses	9,127	5,718
Non-accrual loans	23,714	14,195
Non-performing assets	29,637	20,070
Troubled debt restructurings	13,409	81
Non-performing assets and troubled debt restructurings	43,046	20,151

	Three Months Ended June 30,
	2010	2009
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$8,251	$8,592
Total interest expense	3,248	4,700
Net interest income	5,003	3,892
Provision for loan losses	1,050	310
Net interest income after provision for loan losses	3,953	3,582
Total other income	319	562
Total other expense	3,908	4,018
Income tax (benefit) expense	77	(28)
Net income	$287	$154

Net income per share	$0.05	$0.03

Dividends per share	$0.03	$0.03

	Nine Months Ended June 30,
	2010	2009
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$25,134	$25,997
Total interest expense	10,565	14,233
Net interest income	14,569	11,764
Provision for loan losses	5,632	1,218
Net interest income after provision for loan losses	8,937	10,546
Total other income	1,466	1,590
Total other expense	12,207	10,773
Income tax (benefit) expense	(878)	321
Net income (loss)	$(926)	$1,042

Net income (loss) per share	$(0.16)	$0.18

Dividends per share	$0.09	$0.11

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	5.04%	5.20%	5.18%	5.40%
Average rate on interest-bearing liabilities	2.15	3.16	2.37	3.28
Average interest rate spread(2)	2.89	2.04	2.81	2.12
Net interest margin(3)	3.06	2.36	3.00	2.44
Total non-interest expense to average assets	2.24	2.32	2.36	2.14
Efficiency ratio(4)	73.43	90.21	76.13	80.67
Return on average assets	0.16	0.09	(0.18)	0.21
Return on average equity	1.68	0.90	(1.78)	2.01

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	4.13%	1.73%	4.13%	1.73%
Non-performing assets as a percent of total assets	4.26	2.17	4.26	2.17
Non-performing assets and troubled debt restructurings as a percent of total assets	6.19	2.18	6.19	2.18
Allowance for loan losses as a percent of non-accrual loans	38.49	48.43	38.49	48.43

Capital Ratios(5):
Total risk-based capital to risk weighted assets	12.95%	12.47%	12.95%	12.47%
Tier 1 risk-based capital to risk weighted assets	11.70	11.54	11.70	11.54
Tangible capital to tangible assets	8.87	8.87	8.87	8.87
Tier 1 leverage (core) capital to adjustable tangible assets	8.87	8.87	8.87	8.87
Shareholders’ equity to total assets	9.84	9.87	9.84	9.87
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(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days, non-performing assets and troubled debt restructurings in our portfolio.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  Troubled debt restructurings involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates when the borrower is experiencing financial difficulty.

June 30, 2010	March 31, 2010	September 30, 2009
(Dollars In thousands)

31-89 Days Delinquent:
One-to four-family	$ 2,061	$ 2,555	$ 5,166
Commercial real estate	-	638	1,939
Commercial	12	-	68
Home equity lines of credit	-	18	-
Second mortgages	2,966	1,461	1,323
Other	10	5	38
Total	$ 5,049	$ 4,677	$ 8,534

Non-accruing loans:
One-to four-family	$ 7,808	$ 9,125	$ 3,809
Multi-family	1,537	1,982	-
Commercial real estate	4,773	4,040	785
Construction or development	5,115	6,286	7,086
Commercial	916	944	35
Home equity lines of credit	475	458	407
Second mortgages	3,084	2,567	2,072
Other	6	4	1
Total non-accruing loans	23,714	25,406	14,195
Other real estate owned and other foreclosed assets:
One-to four-family	2,008	1,079	1,568
Multi-family	147	-	-
Commercial real estate	2,732	2,925	4,006
Commercial	20	20	20
Second mortgages	-	-	85
Construction or development	1,016	-	196
Total	5,923	4,024	5,875
Total non-performing assets	29,637	29,430	20,070

Troubled debt restructurings:
One-to four-family	2,279	2,158	-
Multi-family	612	612	-
Commercial real estate	9,111	8,862	81
Land loans	1,170	1,170	-
Commercial	237	256	-
Total	13,409	13,058	81
Total non-performing assets and troubled debt restructurings	$43,046	$42,488	$20,151
Ratios:
Total non-accrual loans as a percent of gross loans	4.13%	4.36%	2.38%
Total non-performing assets as a percent of total assets	4.26%	4.23%	2.90%
Total non-performing assets and troubled debt restructurings as a percent of total assets	6.19%	6.10%	2.91%